Exhibit 31

CERTIFICATION PURSUANT TO SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

I, David L. Derfelt, certify that:

1.
I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report of Navistar Financial 2006 Master Trust;

2.
Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.
Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the Servicer under the pooling and servicing agreement, for inclusion in these reports, is included in these reports;

4.
Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the trustee in accordance with the terms of the pooling and servicing agreement, and except as disclosed in the reports, the Servicer has fulfilled its obligations under that agreement; and

5.
The reports disclose all instances of material non-compliance relating to the Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the requirements set forth in sections 3.02, 8.07 and Article IV of the Pooling and Servicing Agreement, that is included in these reports.

6.	In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Owner Trustee.

Date: July 1, 2009	By/s/:	DAVID L. DERFELT
David L. Derfelt
V.P. & Controller

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